Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE: April 24, 2019

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER FISCAL 2019 RESULTS

•	Quarterly U.S. Land adjusted average rig revenue increased by more than $450(1) per day, up approximately 2% sequentially
•	Quarterly U.S. Land adjusted average rig margin increased by approximately $900(1) per day, up more than 8% sequentially
•	H&P upgraded 9 FlexRigs® to super-spec(2) capacity during the second fiscal quarter of 2019
•	The Company signed a letter of intent to deploy its first super-spec FlexRig to an international market
•	Achieved commercialization of our drilling automation technology, AutoSlideSM in the Midland Basin and just last week deployed into the Eagle Ford Shale
•	On March 6, 2019, Directors of the Company declared a quarterly cash dividend of $0.71 per share
•	H&P has been ranked 1st in total customer satisfaction for 11 years in a row by EnergyPoint Research(3)

Helmerich & Payne, Inc. (NYSE:HP) reported income of $61 million or $0.55 per diluted share from operating revenues of $721 million for the quarter ended March 31, 2019, compared to income of $19 million, or $0.17 per diluted share, on revenues of $741 million for the quarter ended December 31, 2018.  Net income per diluted share for the second and first fiscal quarters of 2019 include $(0.01) and $(0.25), respectively, of after-tax losses comprised of select items(4). For the second fiscal quarter select items(4) were comprised of:

•	$0.13 of after-tax gains related to early termination compensation, a non-cash fair market adjustment to our equity investments, and gains on sales
•	$(0.14) of after-tax losses related to abandonments and accelerated depreciation, and losses from discontinued operations related to currency fluctuations

Net cash provided by operating activities was $200 million for the second quarter of fiscal 2019 compared to $209 million for the first fiscal quarter of fiscal 2019.

President and CEO John Lindsay commented, “From the outset, this was a quarter challenged by industry uncertainty, so I am pleased to report that the Company not only stayed on target and delivered sequentially improved net income, but also achieved two significant milestones.

News Release

April 24, 2019

“Concern over crude oil prices persisted from the prior quarter which softened demand for incremental super-spec rigs, but H&P completed the planned upgrades already in its pipeline bringing our total number of super-spec FlexRigs to 230 at quarter end.    Based on trends we are seeing in rig releases and current demand, we believe the Company’s active rig count will bottom-out early during this quarter with super-spec utilization in the 90%-plus range.  This should be supportive of the current pricing environment.

“Crude oil prices are up approximately 40% since the beginning of the calendar year and in past cycles this would have resulted in higher activity.  However, we have seen a tempered response and even reductions in activity by some in the industry.  Clearly, customer behavior is changing,  and their movement is towards prioritization of cash flows and returns.  An additional emphasis is placed on disciplined spending and determining where value can be added to improve performance and long-term cash flows.  H&P is well positioned in this type of environment with the hardware – a FlexRig fleet that is an industry leader in drilling unconventional wells, and with the software – a digital technology platform that when deployed on a rig can improve well economics, both of which help our customers achieve their goals.

“During the quarter, H&P achieved a major milestone through the commercialization of its drilling automation technology, AutoSlide.  We believe AutoSlide and the other software-based offerings from our H&P Technologies (HPT) platform, Motive and MagVar, will continue to gain traction in the industry as the benefits of wellbore quality and placement become more evident as multi-well pad drilling shifts to a manufacturing-type process.  The benefits of these technologies can have a meaningful impact on customer well economics by improving production dynamics and lowering the risk of wellbore interference, thereby bolstering financial returns through the life of the well. We are committed to partnering with our customers to unlock these benefits.

“A pivotal long-term objective has been to translate H&P’s position of drilling leadership in U.S. unconventional basins to key international markets where super-spec FlexRigs and HPT software solutions, including AutoSlide, can add significant value to the customer.  That has started coming to fruition with the signing of a letter of intent to deploy our first super-spec FlexRig from the U.S. to Argentina later this quarter.  We see this as a significant milestone and are excited about this opportunity and what it portends for H&P’s Latin America business, as well as other international markets.”

Vice President and CFO Mark Smith also commented, “Despite the head winds that prevailed in the beginning of calendar year 2019, H&P kept its focus on achieving long-term success with the commercialization of AutoSlide and a letter of intent to send a super-spec FlexRig to an international location.  Both lay the groundwork for future growth opportunities for H&P.  The Company’s previously reduced cadence for super-spec upgrades remains unchanged for the balance of our fiscal year, as does our capital allocation strategy.  As we look ahead, we are confident in the cash flow generation potential of our upgraded super-spec FlexRig fleet.”

John Lindsay concluded, “The Company achieved excellent operational results and several technical accomplishments during the quarter.  Our ability to adapt and respond to uncertain market conditions while securing new opportunities for long-term success is paramount.  These achievements aren’t possible without the efforts of our people working as a team to deliver on our goals; this exemplifies H&P’s commitment to excellence, which culminated in the Company being ranked first in customer satisfaction for 11 years in a row.”

Operating Segment Results for the Second Quarter of Fiscal 2019

U.S. Land Operations:

Segment operating income increased by $26.5 million to $106.1 million sequentially.  The increase in operating results was primarily driven by a legal settlement cost that adversely impacted the prior quarter and the sequential increase in the adjusted average rig margin per day.  The number of quarterly revenue days decreased sequentially by approximately 3% as expected.

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News Release

April 24, 2019

Adjusted average rig revenue per day improved by $468 to $25,624(1) largely due to the average dayrate increasing during the quarter.

The adjusted average rig expense per day decreased sequentially by $427 to $14,195(1) as the quarter benefitted from favorable adjustments to self-insurance expenses and lower reactivation costs associated with the Company’s slower upgrade cadence.    Corresponding adjusted average rig margin per day increased $895 to $11,429(1).

The segment’s depreciation expense for the quarter includes non-cash charges of $5.3 million for abandonments and accelerated depreciation of used drilling rig components related to rig upgrades, compared to similar non-cash charges of $3.5 million during the first fiscal quarter of 2019.

International Land Operations:

Segment operating income increased by $1.3 million to $8.0 million sequentially.  The increase in operating income was attributable to a higher adjusted average rig margin offset to some extent by less revenue days as some rigs in Colombia became idle.  Revenue days decreased during the quarter by 11% to 1,559 while the adjusted average rig margin per day increased by $1,679 to $11,861(1).

Offshore Operations:

Segment operating income decreased by $2.6 million to $4.5 million sequentially.  The number of quarterly revenue days on H&P-owned platform rigs increased sequentially by approximately 3%, while the average rig margin per day decreased sequentially by $4,578 to  $5,420 due to unfavorable adjustments to self-insurance expenses and a rig moving to a standby rate during the quarter.  Management contracts on customer-owned platform rigs contributed approximately $4.7 million to the segment’s operating income, compared to approximately $5.4 million during the prior quarter.

H&P Technologies:

The segment had an operating loss of $7.9 million this quarter as compared to an operating loss of $10.3 million during the previous quarter.  The $2.4 million sequential decrease in the operating loss was due primarily to lower costs incurred during the quarter.

Operational Outlook for the Third Quarter of Fiscal 2019

U.S. Land Operations:

•

Quarterly revenue days expected to decrease by approximately 4%-6% sequentially representing a roughly 5%-7% decrease in the average number of active rigs; we expect to exit the quarter at between 215-225 active rigs

•	Average rig revenue per day expected to be relatively flat between $25,500-$26,000 (excluding any impact from early termination revenue)
•	Average rig expense per day expected to be between $14,250-$14,750
•	We expect to upgrade 2-3 FlexRigs to walking super-spec capabilities during the quarter

International Land Operations:

•	Quarterly revenue days expected to be down approximately 1% sequentially, representing an average rig count of 17 rigs for the quarter
•	Average rig margin per day expected to be roughly $9,000-$10,000

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News Release

April 24, 2019

Offshore Operations:

•	Quarterly revenue days expected to increase by approximately 1% sequentially, representing an average rig count of 6 rigs for the quarter
•	Average rig margin per day expected to be approximately $9,500-$10,500 as two rigs return to full operating dayrates
•	Management contracts expected to generate approximately $3-$4 million in operating income

HP Technologies:

•	Following our recent deployment in the Eagle Ford Shale, we anticipate introducing the AutoSlide technology into the Scoop/Stack in the next 2-3 months.
•	The recent moderation of industry rig demand has the potential to slow the rate of adoption of our new technologies.

Other Estimates for Fiscal 2019

•

Capital expenditures are still expected to be approximately $500 to $530 million with roughly 35% expected for super-spec upgrades, 33-38% expected for maintenance and 27-32% expected for continued reactivations and other bulk purchases.

•	Depreciation is now expected to be approximately $580 million, inclusive of abandonment and accelerated depreciation charges estimated at approximately $20 million.

Select Items Included in Net Income per Diluted Share

Second Quarter of Fiscal 2019 net income of $0.55 per diluted share included $(0.01) in after-tax losses comprised of the following:

•	$0.01 of after-tax income from long-term contract early termination compensation from customers
•	$0.04 of non-cash after-tax gains related to the fair market adjustment of equity investments
•	$0.08 of after-tax gains related to the sale of used drilling equipment
•	$(0.04) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•	$(0.10) of after-tax losses from discontinued operations related to adjustments resulting from currency fluctuations

First Quarter of Fiscal 2019 net income of $0.17 per diluted share included $(0.25) in after-tax losses comprised of the following:

•	$0.01 of income tax adjustments related to certain discrete tax items
•	$0.04 of after-tax gains related to the sale of used drilling equipment
•	$0.05 of after-tax income from long-term contract early termination compensation from customers
•	$0.10 of after-tax income from discontinued operations related to adjustments resulting from currency fluctuations
•	$(0.02) of after-tax losses from abandonment charges and accelerated depreciation related to the decommissioning of used drilling equipment
•	$(0.02) of after-tax losses from bond exchange fees
•	$(0.12) of after-tax losses from the settlement of a lawsuit
•	$(0.29) of non-cash after-tax losses related to the fair market adjustment of equity investments

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News Release

April 24, 2019

Conference Call

A conference call will be held on Thursday, April 25, 2019 at 11:00 a.m. (EDT) with John Lindsay, President and CEO, Mark Smith, Vice President and CFO, and Dave Wilson, Director of Investor Relations to discuss the Company’s fiscal second quarter 2019 results. Dial-in information for the conference call is (877) 876-9173 for domestic callers or (785) 424-1667 for international callers.  The call access code is ‘Helmerich’.  You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.hpinc.com and accessing the corresponding link through the Investor Relations section by clicking on “INVESTORS” and then clicking on “Event Calendar” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. H&P’s fleet includes 350 land rigs in the U.S., 32 international land rigs and eight offshore platform rigs. For more information, see H&P online at www.hpinc.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Note Regarding Trademarks.  Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business.  Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig,  FlexApp and AutoSlide, which may be registered or trademarked in the U.S. and other jurisdictions.

(1) See the Selected Statistical & Operational Highlights table(s) for details on the revenues or charges excluded on a per revenue day basis.  The inclusion or exclusion of these amounts results in adjusted revenue, expense, and/or margin per day figures, which are all non-GAAP measures.

(2) The term “super-spec” herein refers to rigs with the following specifications: AC drive, 1,500 hp drawworks, 750,000 lbs. hookload rating, 7,500 psi mud circulating system and multiple-well pad capability.

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April 24, 2019

(3) EnergyPoint Research published its annual Oilfield Products & Services Customer Satisfaction Survey results on February 5, 2019.  Many in the industry use this independent survey as a benchmark for measuring customer satisfaction within oilfield services.

(4) See the corresponding section of this release for details regarding the select items.

Contact:  Dave Wilson, Director of Investor Relations

investor.relations@hpinc.com

(918) 588‑5190

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HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
CONSOLIDATED STATEMENTS OF OPERATIONS	2019	2018	2018	2019	2018
			As adjusted		As adjusted
Operating Revenues:
Contract drilling	$717,653	$737,358	$574,471	$1,455,011	$1,135,540
Other	3,215	3,240	3,013	6,455	6,031
	$720,868	$740,598	$577,484	$1,461,466	$1,141,571

Operating costs and expenses:
Contract drilling operating expenses, excluding depreciation and amortization	441,719	487,593	384,419	929,312	756,335
Operating expenses applicable to other revenues	1,620	1,274	1,137	2,894	2,304
Depreciation and amortization	143,161	141,460	145,675	284,620	288,942
Research and development	7,262	7,019	4,436	14,281	7,670
Selling, general and administrative	43,506	54,508	48,236	98,014	94,695
Gain on sale of assets	(11,546)	(5,545)	(5,255)	(17,090)	(10,820)
	625,722	686,309	578,648	1,312,031	1,139,126

Operating income (loss) from continuing operations	95,146	54,289	(1,164)	149,435	2,445

Other income (expense):
Interest and dividend income	2,061	2,450	1,847	4,512	3,571
Interest expense	(6,167)	(4,720)	(6,028)	(10,888)	(11,801)
Gain (loss) on investment securities	5,878	(42,844)	—	(36,957)	—
Other	17	541	(210)	548	231
	1,789	(44,573)	(4,391)	(42,785)	(7,999)

Income (loss) from continuing operations before income taxes	96,935	9,716	(5,555)	106,650	(5,554)
Income tax provision (benefit)	25,078	1,352	(3,922)	26,429	(504,563)
Income (loss) from continuing operations	71,857	8,364	(1,633)	80,221	499,009

Income from discontinued operations, before income taxes	2,889	12,665	1,263	15,554	744
Income tax provision	13,855	2,070	11,509	15,925	11,526
Income (loss) from discontinued operations	(10,966)	10,595	(10,246)	(371)	(10,782)

Net income (loss)	$60,891	$18,959	$(11,879)	$79,850	$488,227

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.65	$0.07	$(0.03)	$0.72	$4.55
Income (loss) from discontinued operations	$(0.10)	$0.10	$(0.09)	$—	$(0.10)

Net income (loss)	$0.55	$0.17	$(0.12)	$0.72	$4.45

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.65	$0.07	$(0.03)	$0.72	$4.53
Income (loss) from discontinued operations	$(0.10)	$0.10	$(0.09)	$—	$(0.10)

Net income (loss)	$0.55	$0.17	$(0.12)	$0.72	$4.43

Weighted average shares outstanding:
Basic	109,406	109,142	108,868	109,273	108,775
Diluted	109,503	109,425	108,868	109,452	109,212

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  The statement of operations for the three and six months ended March 31, 2018 have been adjusted to reflect changes that were applied retrospectively from that adoption.

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April 24, 2019

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	March 31	September 30
CONDENSED CONSOLIDATED BALANCE SHEETS	2019	2018

Assets
Cash and cash equivalents	$243,912	$284,355
Short-term investments	26,118	41,461
Other current assets	777,974	789,734
Total current assets	1,048,004	1,115,550
Investments	60,247	98,696
Property, plant and equipment, net	4,886,948	4,857,382
Other noncurrent assets	149,363	143,239
Total Assets	$6,144,562	$6,214,867

Liabilities and Shareholders' Equity
Current liabilities	$373,707	$377,168
Long-term debt	491,227	493,968
Other noncurrent liabilities	946,429	946,742
Noncurrent liabilities - discontinued operations	14,579	14,254
Total shareholders’ equity	4,318,620	4,382,735
Total Liabilities and Shareholders' Equity	$6,144,562	$6,214,867

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April 24, 2019

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Six Months Ended
	March 31
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	2019	2018
		As adjusted
OPERATING ACTIVITIES:
Net income	$79,850	$488,227
Adjustment for (income) loss from discontinued operations	371	10,782
Income from continuing operations	80,221	499,009
Depreciation and amortization	284,620	288,942
Amortization of debt discount and debt issuance costs	752	531
Provision for bad debt	(75)	429
Stock-based compensation	16,589	15,546
Loss on investment securities	36,957	—
Gain on sale of assets	(17,090)	(10,820)
Deferred income tax (benefit) expense	8,827	(506,373)
Other	(3,209)	5,701
Changes in assets and liabilities	1,471	(85,218)
Net cash provided by operating activities from continuing operations	409,063	207,747
Net cash used in operating activities from discontinued operations	(45)	(96)
Net cash provided by operating activities	409,018	207,651

INVESTING ACTIVITIES:
Capital expenditures	(329,980)	(191,202)
Purchase of short-term investments	(42,406)	(36,784)
Payment for acquisition of business, net of cash acquired	(2,781)	(47,886)
Proceeds from sale of short-term investments	58,015	32,020
Proceeds from asset sales	24,559	17,826
Net cash used in investing activities	(292,593)	(226,026)

FINANCING ACTIVITIES:
Dividends paid	(156,580)	(153,433)
Debt issuance costs paid	(3,912)	—
Proceeds from stock option exercises	2,257	1,645
Payments for employee taxes on net settlement of equity awards	(6,268)	(5,791)
Payment of contingent consideration from acquisition of business	—	(4,500)
Net cash used in financing activities	(164,503)	(162,079)

Net decrease in cash and cash equivalents and restricted cash	(48,078)	(180,454)
Cash and cash equivalents and restricted cash, beginning of period	326,185	560,509
Cash and cash equivalents and restricted cash, end of period	$278,107	$380,055

“As Adjusted” – Effective October 1, 2018, we adopted Accounting Standards Update No. 2016-18, Statement of Cash Flows – (Topic 230): Restricted Cash and Accounting Standards Update No. 2016-15, Statement of Cash Flows – (Topic 230): Classification of Certain Cash Receipts and Cash Payments.  The cash flow statement for the six months ended March 31, 2018 has been adjusted to reflect changes that were applied retrospectively from those adoptions.

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April 24, 2019

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
SEGMENT REPORTING	2019	2018	2018	2019	2018
	(in thousands, except operating statistics)
U.S. LAND OPERATIONS
Operating revenues	$622,204	$624,241	$482,729	$1,246,445	$944,369
Direct operating expenses	377,984	408,806	317,688	786,790	616,752
Selling, general and administrative expense	11,169	11,656	14,011	22,826	28,004
Depreciation	126,912	124,111	123,955	251,022	247,793
Segment operating income	$106,139	$79,668	$27,075	$185,807	$51,820

Revenue days	21,262	21,933	18,666	43,194	37,028
Average rig revenue per day	$25,681	$25,265	$22,928	$25,471	$22,666
Average rig expense per day	$14,195	$15,443	$14,086	$14,829	$13,818
Average rig margin per day	$11,486	$9,822	$8,842	$10,642	$8,848
Rig utilization	67%	68%	59%	68%	58%

INTERNATIONAL LAND OPERATIONS
Operating revenues	$50,808	$66,287	$52,459	$117,095	$115,673
Direct operating expenses	33,051	47,539	39,249	80,590	85,986
Selling, general and administrative expense	794	2,281	832	3,076	1,964
Depreciation	8,995	9,837	13,073	18,832	24,884
Segment operating income (loss)	$7,968	$6,630	$(695)	$14,597	$2,839

Revenue days	1,559	1,758	1,530	3,318	3,117
Average rig revenue per day	$31,130	$35,575	$32,796	$33,476	$35,465
Average rig expense per day	$19,269	$22,704	$24,263	$21,083	$25,497
Average rig margin per day	$11,861	$12,871	$8,533	$12,393	$9,968
Rig utilization	54%	60%	45%	57%	45%

OFFSHORE OPERATIONS
Operating revenues	$34,583	$36,910	$32,983	$71,493	$66,349
Direct operating expenses	26,984	26,305	23,595	53,289	44,717
Selling, general and administrative expense	805	769	1,106	1,574	2,271
Depreciation	2,263	2,668	2,833	4,931	5,187
Segment operating income	$4,531	$7,168	$5,449	$11,699	$14,174

Revenue days	540	525	450	1,065	910
Average rig revenue per day	$31,361	$35,635	$33,583	$33,468	$34,692
Average rig expense per day	$25,941	$25,637	$24,079	$25,791	$23,737
Average rig margin per day	$5,420	$9,998	$9,504	$7,677	$10,955
Rig utilization	75%	71%	63%	73%	63%

H&P TECHNOLOGIES
Revenues	$10,141	$9,920	$6,300	$20,061	$9,149
Direct operating expenses, including research and development	11,476	12,391	8,686	23,867	17,275
General and administrative expense	4,782	6,099	4,109	10,881	5,818
Depreciation	1,816	1,774	2,038	3,590	3,404
Segment operating loss	$(7,933)	$(10,344)	$(8,533)	$(18,277)	$(17,348)

Operating statistics exclude the effects of offshore platform management contracts and gains and losses from translation of foreign currency transactions and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
	2019	2018	2018	2019	2018
U.S. Land Operations	$76,172	$70,090	$54,750	$146,262	$105,065
International Land Operations	$2,277	$3,746	$2,281	$6,023	$5,142
Offshore Operations	$5,507	$5,750	$5,199	$11,257	$9,297

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April 24, 2019

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales, and other corporate income and expense. The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Consolidated Statements of Operations (in thousands).

	Three Months Ended			Six Months Ended
	March 31	December 31	March 31	March 31
	2019	2018	2018	2019	2018
			As adjusted		As adjusted
Operating income (loss)
U.S. Land	$106,139	$79,668	$27,075	$185,807	$51,820
International Land	7,968	6,630	(695)	14,597	2,839
Offshore	4,531	7,168	5,449	11,699	14,174
H&P Technologies	(7,933)	(10,344)	(8,533)	(18,277)	(17,348)
Other	1,165	1,554	1,518	2,719	3,016
Segment operating income	$111,870	$84,676	$24,814	$196,545	$54,501
Gain on sale of assets	11,546	5,545	5,255	17,090	10,820
Corporate selling, general and administrative costs and corporate depreciation	(28,270)	(35,932)	(31,233)	(64,200)	(62,876)
Operating income (loss)	$95,146	$54,289	$(1,164)	$149,435	$2,445

Other income (expense):
Interest and dividend income	2,061	2,450	1,847	4,512	3,571
Interest expense	(6,167)	(4,720)	(6,028)	(10,888)	(11,801)
Gain (loss) on investment securities	5,878	(42,844)	—	(36,957)	—
Other	17	541	(210)	548	231
Total unallocated amounts	1,789	(44,573)	(4,391)	(42,785)	(7,999)

Income (loss) from continuing operations before income taxes	$96,935	$9,716	$(5,555)	$106,650	$(5,554)

“As Adjusted” –  Effective October 1, 2018, we implemented organizational changes, consistent with the manner in which our chief operating decision maker evaluates performance and allocates resources. Certain operations previously reported in “other” within our segment disclosures are now managed and presented within the new H&P Technologies reportable segment.  All segment disclosures have been recast for these segment changes.  Additionally, we adopted Accounting Standards Update No. 2017-07, Compensation-Retirement Benefits – (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  Operating results for the three and six months ended March 31, 2018 have been adjusted to reflect changes that were applied retrospectively from that adoption.

(more)

News Release

April 24, 2019

SUPPLEMENTARY STATISTICAL INFORMATION

Unaudited

SELECTED STATISTICAL & OPERATIONAL HIGHLIGHTS

(Used to determine adjusted per revenue day statistics, which is a non-GAAP measure)

	Three Months Ended
	March 31	December 31
	2019	2018
	(in dollars per revenue day)
U.S. Land Operations
Total impact on U.S. Land revenue per day:	$57	$109
International Land Operations
Total impact on International Land revenue per day:	$—	$2,689

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	April 24	March 31	December 31	Q2FY19
	2019	2019	2018	Average
U.S. Land Operations
Term Contract Rigs	142	146	156	148.9
Spot Contract Rigs	78	80	88	87.4
Total Contracted Rigs	220	226	244	236.3
Idle or Other Rigs	130	124	106	113.7
Total Marketable Fleet	350	350	350	350.0

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS

Number of Rigs Already Under Long-Term Contracts(1)

(Estimated Quarterly Average — as of 04/24/19)

	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Segment	FY19	FY19	FY20	FY20	FY20	FY20	FY21
U.S. Land Operations	136.8	124.3	108.3	80.2	68.8	57.9	40.2
International Land Operations	11.0	11.0	10.0	6.2	1.1	—	—
Offshore Operations	0.4	—	—	—	—	—	—
Total	148.2	135.3	118.3	86.4	69.9	57.9	40.2

(1) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

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